Exhibit 3.7

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

N360X, L.L.C.

N360X, L.L.C. (the “Company”), a company duly organized and existing under the laws of the State of Texas with filing number 07089854, hereby certifies as follows:

1. The original Articles of Organization were filed with the Secretary of State of the State of Texas on May 22, 2001.

2. An Assignment of Membership Interest, dated as of September 19, 2001, was executed by Seitel, Inc., whereby it assigned its 100% right, title and interest in the Company to Seitel Management, Inc.

3. This Amended and Restated Articles of Organization, which restates and further amends the Articles of Organization as heretofore amended, is made and filed pursuant to the order of the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware in the case styled: In re: Seitel, Inc. et al. No. 03-12227 (PJW) (the “Case”) and the Debtors’ Third Amended Joint Plan of Reorganization as filed with the Bankruptcy Court on January 17, 2004, as amended on February 6, 2004, and confirmed by the Bankruptcy Court on March 18, 2004, in connection with the reorganization of the Company under title 11 of the Bankruptcy Code and in accordance with the Limited Liability Company Act of the State of Texas. The Bankruptcy Court has jurisdiction of this Case under federal statute.

4. This Amended and Restated Articles of Organization shall become effective at 4:00 p.m., Central Time, on July 2, 2004.

5. The Company’s Certificate of Formation shall be amended and restated, so as to read in its entirety as follows:

ARTICLE I.

The limited liability company hereby organized shall be single member limited liability company organized for the transaction of any or all-lawful business for which limited liability companies may be organized.

ARTICLE II.

The name of the limited liability company is N360X, L.L.C. (hereinafter referred to as the “Company”).

ARTICLE III.

The period of duration of the Company shall be perpetual.

ARTICLE IV.

Nothing in these Articles of Organization shall be construed as authorizing N360X, L.L.C. to transact any business in the State of Texas expressly prohibited by any law of the State of Texas, or to engage in any activity in the State of Texas which cannot lawfully be engaged in without first obtaining a license under the laws of the State of Texas and which license cannot be granted to a Limited Liability Company or for the operation of a business which cannot be operated by a Limited Liability Company as provided in the Texas Limited Liability Company Act, or to take any action in violation of any of the laws referred to in the Texas Limited Liability Company Act.

ARTICLE V.

The principal place of business of the Company in the state of Texas is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

ARTICLE VI.

The name of the registered agent and the address of the registered office of the Company is CT Corporation System located at 1021 Main Street, Suite 1150, Houston, Texas 77002.

ARTICLE VII.

The Company is to be managed by a single member, as the term is used in the Texas Limited Liability Company Act. The name and address of the single member is as Seitel Management, Inc., Attn: General Counsel, 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043

ARTICLE VIII.

The single member does not have a preemptive right to acquire any membership interests or securities of any class that may at any time be issued, sold or offered for sale by the Company.

ARTICLE IX.

The power to adopt, alter, amend or repeal the Regulations of the limited liability company, including the initial Regulations, is vested entirely in the single member listed in Article VII and other members as may be admitted to the limited liability company from time to time as permitted under the Act.

ARTICLE X.

The business of N360X, L.L.C. may only be continued by the unanimous consent of its remaining members in the event of dissolution.

ARTICLE XI.

The Company, as currently organized, is a single member limited liability company. The Regulations may, from time to time, establish one or more classes or groups of one or more members having the relative rights, powers and duties, including voting rights, and may provide for the future creation of additional classes or groups of members having the relative rights, powers and duties, expressed either in the Regulations or at the time of creation of such classes or groups of members. The rights, powers or duties of a class or group of members may be senior to those of one or more existing classes or groups of members.

ARTICLE XII.

The Regulations may provide that any action required or permitted to be taken at a meeting of the members may be taken without a meeting if a written consent thereto shall be signed by members entitled to vote thereon having not less than the minimum number of votes that would be necessary to take such action at a meeting.

ARTICLE XIII.

The Articles of Organization may be amended from time to time as provided in the Regulations.

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IN WITNESS WHEREOF, these Amended and Restated Articles of Organization of N360X, L.L.C. have been executed on this the 30 day of June, 2004, by the undersigned.

SOLE MEMBER:

SEITEL MANAGEMENT, INC.

By:	/s/ Kevin P. Callaghan
Kevin P. Callaghan, Director and President

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